Exhibit 99.1

Massey Energy Revises Projections for Third Quarter 2003 Results

RICHMOND, Va., Aug. 26 /PRNewswire/ — Massey Energy Company (NYSE: MEE) today announced that it expects to report lower financial results than previously projected for its third quarter ending September 30, 2003, due primarily to lower productivity and shipment shortfalls. “The disappointing productivity and shipping that we reported in July has continued in August,” said Don L. Blankenship, Massey Energy Chairman and CEO. “While we are currently seeing improvement, we don’t expect to achieve our previous guidance for the quarter.”

In its July 30, 2003 second quarter earnings release, the Company projected third quarter shipments of 10.5 to 11.5 million tons, earnings of $0.08 to $0.18 per share and EBITDA of $65 to $75 million, including the net effect of a business interruption claim settlement of $0.13 per share. The Company reported that it now expects shipments of 10.3 to 10.7 million tons, a loss of $0.12 to breakeven per share, including the revised net effect of the claim settlement of $0.15 per share, and total EBITDA of $40 to $55 million.

“A number of relatively minor but cumulative production and shipping problems have occurred that have negatively impacted our results,” said Blankenship. The Company reported that both longwall moves so far in the quarter have taken significantly longer than anticipated. One more longwall move is scheduled to take place in early September. “While the third quarter’s results will be disappointing, we expect a fourth quarter return to the cash cost improvement trend we saw in the second quarter,” concluded Blankenship.

On a more positive note, the Company reported that the coal industry sales market in Central Appalachia continues to strengthen. Many utility customers have been active this quarter in soliciting bids for 2004, leading to improved pricing. Since the end of July, Massey’s sales commitments for 2004 have increased by over 3 million tons at favorable prices and now total approximately 35 million tons.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.